Exhibit 3.1

ELEVENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EASIC CORPORATION

The undersigned, Ronnie Vasishta, hereby certifies that:

1.	He is the duly elected and acting President and Chief Executive Officer of eASIC Corporation, a Delaware corporation (the “Corporation”).

2.	The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of Delaware on October 28, 1999.

3.	The Certificate of Incorporation of the Corporation shall be amended and restated to read in full as set forth in Exhibit A attached hereto and is hereby incorporated herein by this reference.

4.	The foregoing Eleventh Amended and Restated Certificate of Incorporation of the Corporation, in the form attached hereto as Exhibit A, has been duly adopted by this Corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by the President this 1st day of July, 2013.

/s/ Ronnie Vasishta
Ronnie Vasishta
President and Chief Executive Officer

EXHIBIT A

ARTICLE I

The name of the corporation is eASIC Corporation (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the state of Delaware is 2711 Centerville Rd., Suite 400, Wilmington, County of New Castle, State of Delaware 19805. The name of its registered agent at such address is Corporation Service Company

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The total number of shares of all classes of capital stock, which the Corporation shall have authority to issue, is 1,565,000,000 shares, consisting of 1,075,000,000 shares of Common Stock, with a par value of $0.001 per share (the “Common Stock”), and 490,000,000 shares of Preferred Stock. A total of 40,000,000 shares of the Preferred Stock, par value $0.001 per share, shall be designated the “Series A-1 Non-Convertible Preferred Stock.” A total of 450,000,000 shares of the Preferred Stock, par value $0.001 per share, shall be designated the “Series A-2 Preferred Stock.” The Series A-2 Preferred Stock is referred to hereafter as the “Preferred Stock.”

A description of the respective classes of stock and a statement of the designations, preferences, voting powers (or no voting powers), relative, participating, optional or other special rights and privileges and the qualifications, limitations and restrictions of the Preferred Stock and Common Stock are as follows:

A. COMMON STOCK

1. Relative Rights of Preferred Stock and Common Stock. All preferences, voting powers, relative, participating, optional or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.

2. Voting Rights. Except as otherwise required by law or this Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held by him of record on the books of the Corporation on all matters submitted to a vote of stockholders of the Corporation. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

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3. Dividends. Subject to the preferential rights of the Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

4. Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary (a “Liquidation Event”) after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of Common Stock shall be entitled, unless otherwise provided by law or this Certificate of Incorporation, to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

5. Redemption. The Common Stock shall not be redeemable.

B. PREFERRED STOCK

1. Dividend Rights.

(a) Holders of Series A-1 Non-Convertible Preferred Stock and Series A-2, in preference to any other capital stock of the Corporation, shall be entitled to receive, pari passu, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8%) of the “Original Issue Price” per annum on each outstanding share of Series A-1 Non-Convertible Preferred Stock and Series A-2 Preferred Stock, respectively (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). The Original Issue Price of the Series A-1 Non-Convertible Preferred Stock is $1.00. The Original Issue Price of the Series A-2 Preferred Stock is $0.06923. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative. “Original Issue Date” shall mean the date of the first issuance of Series A-2 Preferred Stock.

(b) So long as any shares of Series A-1 Non-Convertible Preferred Stock or Series A-2 Preferred Stock shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any share of capital stock, nor shall any shares of capital stock of the Corporation be purchased, redeemed, or otherwise acquired for value by the Corporation (except for acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of services to the Corporation or in exercise of the Corporation’s right of first refusal upon a proposed transfer) until all dividends (set forth in Section 1(a) above) on the Series A-1 Non-Convertible Preferred Stock and Series A-2 Preferred Stock shall have been paid or declared and set apart. The provisions of this Section 1(b) shall not, however, apply to (i) a dividend payable in Common Stock or (ii) any repurchase of any outstanding securities of the Corporation that is unanimously approved by the Corporation’s Board of Directors. In the event dividends are paid on any share of Common Stock, the Company shall pay an additional dividend on all outstanding shares of Series A-1 Non-Convertible Preferred Stock and Series A-2 Preferred Stock in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

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2. Voting Rights.

(a) General. Except as otherwise provided herein or as required by law, the Preferred Stock shall be voted (on an as-converted basis) equally with the shares of the Common Stock of the Corporation and not as a separate class, at any annual or special meeting of stockholders of the Corporation, and may act by written consent in the same manner as the Common Stock. Except as otherwise provided herein or as required by law, the Series A-1 Non-Convertible Preferred Stock shall have no voting rights.

(b) Election of Directors. Until the date upon which Preferred Stock is first automatically converted in accordance with Section 4(a) below: (i) the holders of record of shares of Series A-2 Preferred Stock, voting together as a single class on an as if converted to Common Stock basis, shall be entitled to elect four (4) directors of the Corporation (the “Series A-2 Directors”); (iii) the holders of record of the shares of Common Stock shall be entitled to elect one director of the Corporation (the “Common Director”); and (iv) the holders of Common Stock and Preferred Stock, voting together as a single class on an as-if-converted to Common Stock basis, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors. Following an automatic conversion of all Preferred Stock in accordance with Section 4(a), the holders of the Common Stock shall be entitled to elect all of the members of the board of directors. Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. A vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Section 2(b).

3. Liquidation Rights.

(a) Upon a Liquidation Event, the holders of Series A-2 Preferred Stock, on a pari passu basis, shall be entitled to be paid out of the assets of the Corporation an amount per share equal to one (1) times the Original Issue Price of the Series A-2 Preferred Stock plus all declared and unpaid dividends on such shares of Series A-2 Preferred Stock for each share of Series A-2 Preferred Stock held by them, such preference to be paid prior to any distribution or payment to the holders of any Series A-1 Non-Convertible Preferred Stock and Common Stock. If, upon any liquidation, distribution, or winding up, the assets of the Corporation shall be insufficient to make payment in full to all holders of Series A-2 Preferred Stock of the liquidation preference set forth in this Section 3(a), then such assets shall be

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distributed among the holders of Series A-2 Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled with respect to the Series A-2 Preferred Stock.

(b) After the payment of the full liquidation preference of the Series A-2 Preferred Stock as set forth in Section 3(a) above, the holders of Series A-1 Non-Convertible Preferred Stock, on a pari passu basis, shall be entitled to be paid out of the assets of the Corporation an amount equal to one (1) times the Original Issue Price of the Series A-1 Nonconvertible Preferred Stock plus all declared and unpaid dividends on such shares of Series A-1 Non-Convertible Preferred Stock for each share of Series A-1 Non-Convertible Preferred Stock held by them, such preference to be paid prior to any distribution or payment to the holders of Common Stock. If, upon any liquidation, distribution, or winding up, the assets of the Corporation shall be insufficient to make payment in full to all holders of Series A-1 Non-Convertible Preferred Stock of the liquidation preference set forth in this Section 3(b), then such assets shall be distributed among the holders of Series A-1 Non-Convertible Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled with respect to the Series A-1 Non-Convertible Preferred Stock.

(c) After the payment of the full liquidation preference of the Series A-2 Preferred Stock and Series A-1 Non-Convertible Preferred Stock as set forth in Sections 3(a) and 3(b) above, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed on a pari passu basis to the holders of the Series A-2 Preferred Stock and the Common Stock based on the number of shares of Common Stock held by each (assuming conversion of all such Series A-2 Preferred Stock into Common Stock) until, with respect to the holders of Series A-2 Preferred Stock, such holders shall have received an amount in the aggregate equal to three (3) times the Original Issue Price on such shares of Series A-2 Preferred Stock (including the amounts paid pursuant to Section 3(a) above); thereafter, if there are any remaining proceeds legally available for distribution to stockholders, the holders of the Common Stock shall receive all such remaining proceeds ratably based on the number of shares of Common Stock held by each.

(d) The following events shall be considered a liquidation under Section 3(a) and 3(b):

(i) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the Corporation is not the surviving entity or in which stockholders of the Corporation immediately prior to such consolidation, merger or reorganization, own less than a majority of the Corporation’s voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions in which in excess of a majority of the Corporation’s voting power is transferred (an “Acquisition”); or

(ii) a sale, lease or other disposition of all or substantially all of the assets of the Corporation (an “Asset Transfer”).

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4. Conversion Rights.

The holders of the Preferred Stock shall have the following rights with respect to the conversion of the Preferred Stock, except for the Series A-1 Non-Convertible Preferred Stock (which shall not be convertible into Common Stock), into shares of Common Stock (the “Conversion Rights”):

(a) Optional and Automatic Conversion. Each share of Preferred Stock, except for the Series A-1 Non-Convertible Preferred Stock, shall be initially convertible at the option of the holder thereof, without payment of additional consideration, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into one (1) fully paid and nonassessable share of Common Stock. The number of shares of Common Stock into which one share of Preferred Stock is convertible is hereinafter referred to as the “Conversion Rate.” The Conversion Rate set forth in Section 4(e) shall be subject to adjustment from time to time as provided for in Section 4.

Each share of Preferred Stock, except for the Series A-1 Non-Convertible Preferred Stock, shall automatically be convertible into shares of Common Stock at the then applicable Conversion Rate upon either (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Act”), covering the offer and sale of Common Stock for the account of the Corporation at an aggregate offering price of not less than $30,000,000 (a “Qualified IPO”) or (ii) the written consent of holders of at least two-thirds of the then outstanding shares of Series A-2 Preferred Stock, voting together as a single class. In the event of such an automatic conversion of the Preferred Stock as aforesaid, the conversion of Preferred Stock shall be deemed to have occurred automatically as of the closing of such sale of securities or the giving of such written consent, as applicable.

(b) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, such fractional amount shall be rounded to the nearest whole share. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, it shall surrender its certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that it elects to convert the same (except that no such written notice of election to convert shall be necessary in the event of any automatic conversion pursuant to Section 4(a)). The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock a certificate or certificates, registered in such names as are specified by the holder, for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Except to the extent otherwise provided in Section 4(a) with respect to automatic conversion, such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders or such shares of Common Stock on such date.

(c) Adjustments to Conversion Price for Certain Issues.

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(i) Special Definitions. For purposes of this Section 4(c), the following definitions apply:

(1) “Applicable Preferred Stock” shall mean the Series A-2 Preferred Stock.

(2) “Conversion Price” shall mean the applicable Series Conversion Price, as defined in Section 4(e), for the Series A-2 Preferred Stock, respectively.

(3) “Options” shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (defined below).

(4) “Convertible Securities” shall mean any evidences of indebtedness, shares (other than Common Stock and Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

(5) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 4(c)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable: (A) upon conversion of shares of Preferred Stock; (B) to employees, directors, consultants or advisors under stock option, stock bonus or stock purchase plans or agreements or similar plans or agreements approved by the Board of Directors; (C) as a dividend or distribution on Preferred Stock; (D) to banks or other financial institutions or landlords in connection with the extension of credit to the Corporation (including loans, lines of credit, guarantees or other financing arrangements) or in connection with the lease of equipment, personal property or real property and in each case for other than equity financing purposes approved by the Board of Directors; (E) pursuant to a strategic commercial arrangement (such as a strategic license agreement) approved by the Board of Directors; (F) for which adjustment of the Conversion Price is made pursuant to Section 4(d); (G) by reason of the issuance of Series A-1 Non-Convertible Preferred Stock or Series A-2 Preferred Stock issued pursuant to that certain Series A-2 Preferred Stock Purchase Agreement dated December 13, 2012 and as amended from time to time (the “Series A-2 Purchase Agreement”) and any other securities issued in connection therewith.

(ii) No Adjustment of Conversion Price. Any provision herein to the contrary notwithstanding, no adjustment in the Conversion Price for a series of Applicable Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section 4(c)(v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price for such series of Applicable Preferred Stock in effect on the date of, and immediately prior to, such issue.

(iii) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto

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without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(1) no further adjustments in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Conversion Price shall affect Common Stock previously issued upon conversion of the Preferred Stock);

(3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(A) in the case of Convertible Securities or Options for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(B) in the case of Options for Convertible Securities only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(c)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

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(4) no readjustment pursuant to clause (2) or (3) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (A) the Conversion Price on the original adjustment date, or (B) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(5) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (3) above.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event this Corporation, at any time after the Original Issue Date shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(c)(iii)) without consideration or for a consideration per share less than the Conversion Price with respect to any series of Applicable Preferred Stock in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price for such series of Applicable Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price in effect immediately prior to such issuance, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated as if all shares of Preferred Stock and all Convertible Securities had been fully converted into shares of Common Stock immediately prior to such issuance and any outstanding Options had been fully exercised immediately prior to such issuance (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date, but not including in such calculation any additional shares of Common Stock issuable with respect to shares of Preferred Stock, Convertible Securities, or outstanding Options solely as a result of the adjustment of the respective Conversion Prices (or other conversion ratios) resulting from the issuance of Additional Shares of Common Stock causing such adjustment.

(v) Determination of Consideration. For purposes of this Section 4(c), the consideration received by the Corporation for the Issue of any Additional Shares of Common Stock shall be computed as follows:

(1) Cash and Property. Such consideration shall:

(A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

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(B) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

(2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(c)(iii), relating to Options and Convertible Securities shall be determined by dividing:

(A) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

(d) Adjustment for Subdivisions, Dividends, Combinations or Consolidations of Common Stock and Other Distributions.

(i) Adjustment for Subdivisions. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a greater or lesser number of shares of Common Stock, the Conversion Rate in affect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased or decreased accordingly.

(ii) Adjustment for Dividends. In the event the Corporation shall declare or pay any dividend on the Common Stock payable in Common Stock or in the event the outstanding shares of Common Stock shall be subdivided, by reclassification or otherwise, than by payment of a dividend in Common, into a greater number of shares of Common Stock, the Conversion Rate in effect immediately prior to such dividend or subdivision shall be proportionately increased:

(1) in the case of any such dividend, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend, or

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(2) in the case of any such subdivision, at the close of business on the date immediately prior to the date upon which such Corporation action becomes effective.

If such record date shall have been fixed and such dividend shall not have been fully paid on the date fixed therefor, any adjustment previously made to the Conversion Rate with respect to such dividend shall be canceled as of the close of business on such record date, and thereafter the Conversion Rate shall be adjusted as of the time of actual payment of such dividend.

(iii) Adjustment for Other Distributions. In the event the Corporation at any time or from time to time makes, or fixes the record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the Corporation other than shares of Common Stock and other than as otherwise adjusted in this Section 4, then and in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Preferred Stock.

(iv) Adjustment for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into, the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Rate then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of such Preferred Stock immediately before that change.

(e) Conversion Rate.

(i) The Conversion Rate in effect at any time for conversion of a series of Preferred Stock (each a “Series Conversion Rate”) shall be the quotient obtained by dividing the sum of (a) Original Issue Price plus (b) any declared but unpaid dividends on such series, by the Series Conversion Price (as defined below) for such series, calculated as provided in this Section 4(e).

(ii) The initial conversion price for the Series A-2 Preferred Stock as of the date hereof shall be $0.060982 (the “Series Conversion Price”). Such Series Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the Series Conversion Price herein shall mean the Series Conversion Price for the Preferred Stock as so adjusted.

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(f) No Impairment. The Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provision of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Preferred Stock against impairment.

(g) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 4, the Corporation shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate at the time in effect and (iii) the number of shares of Common and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(h) Notices of Record Date. In the event that the Corporation shall propose at any time:

(i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

(iii) to effect any reclassification or recapitalization of its Common Stock shares outstanding involving a change in the Common Stock; or

(iv) to merge or consolidate with or into any other Corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Preferred Stock:

(1) at least twenty (20) days prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (i) and (ii) above; and

(2) in the case of the matters referred to in (iii) and (iv) above, at least 20 days’ prior written notice of the date what the same shall take place (and specifying, if practicable, or estimating the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

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Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation.

(i) Issue Taxes. The Corporation shall pay any and all issue and other taxes (other than income taxes) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(j) Reservation of Stock Issuable upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(k) Upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Act in which all shares of the Preferred Stock convert into Common Stock, then the Series A-1 Non-Convertible Preferred Stock shall terminate and cease to have any rights, preferences or privileges without any further action.

5. Protective Covenants and Voting.

(a) As long as shares of Series A-2 Preferred Stock remain outstanding, the Corporation will not, without the approval, by vote or written consent, of the holders of at least a two-thirds of the Series A-2 Preferred Stock then outstanding, voting together as a single class on an as converted to Common Stock basis:

(i) amend the Corporation’s Certificate of Incorporation or Bylaws in any manner that would alter or change any of the rights, preferences or privileges of any outstanding series of Preferred Stock; provided, however, that the authorization of another series of Preferred Stock with rights senior to those of the outstanding series of Preferred Stock as to dividends, payments upon liquidation and redemption does not constitute an amendment that alters or changes any of the rights, preferences or privileges of any outstanding series of Preferred Stock;

(ii) increase or decrease the number of authorized shares of any outstanding series of Preferred Stock;

(iii) authorize or issue, or obligate itself to issue, any equity security (including Series A-2 Preferred Stock and any security convertible into or exercisable for any equity security) having rights, preferences or privileges with respect to dividends,

12.

redemption or payments upon liquidation senior to or on a parity with any outstanding series of Preferred Stock or having voting rights other than those granted to the Preferred Stock generally, except where each holder of the Series A-2 Preferred Stock has the right to purchase their Pro Rata Amount (as defined below) of such equity security (the “Offered Securities”) and such right has not been waived, reduced or otherwise discharged;

(iv) reclassify any outstanding shares as shares having preferences or priority senior to or on parity with the preference or priority of any outstanding series of Preferred Stock;

(v) redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Preferred Stock;

(vi) redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal;

(vii) declare, pay, or distribute any dividend, whether in cash or property;

(viii) increase or decrease the authorized number of directors constituting the board of directors to a number less than five (5) and more than eight (8);

(ix) merge or consolidate with or into, or sell, lease, assign or otherwise dispose of substantially all of its assets to, any person or entity or effect any other form of corporate recapitalization or reorganization, except a transaction where the proceeds from such transaction are sufficient to pay the full liquidation preference set forth above in Article IV, Section B(3)(a);

(x) liquidate, dissolve, recapitalize or reorganize the Corporation;

(xi) create any equity security that upon issuance has greater or lesser than a one-to-one voting right (on an as converted to Common Stock basis); or

(xii) amend the terms of the Common Stock, other than to amend the number of authorized shares of Common Stock.

(b) As used herein, the term “Pro Rata Amount” means, with respect to any holder of Series A-2 Preferred Stock, a number of Offered Securities calculated by multiplying the aggregate number of Offered Securities by a fraction, the numerator of which is equal to the number of shares of Common Stock owned by such holder (assuming exercise of all then outstanding warrants and options and conversion of all then outstanding convertible securities), and the denominator of which is equal to the aggregate number of outstanding shares of Common Stock (assuming exercise of all then outstanding warrants and options and conversion of all then outstanding convertible securities).

13.

6. No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be reissued; and in addition, the Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized stock.

7. Redemption. The Preferred Stock shall not be redeemable.

ARTICLE V

A director of this Corporation shall, to the fullest extent permitted by the General Corporation Law as it now exists or as it may hereafter be amended, not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to this Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the General Corporation Law, or (4) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended, after approval by the stockholders of this Fifth Article, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

Any amendment, repeal or modification of this Fifth Article, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Fifth Article by the stockholders of this Corporation shall not apply to or adversely affect any right or protection of a director of this Corporation existing at the time of such amendment, repeal, modification or adoption.

ARTICLE VI

To the fullest extent permitted by applicable law, this Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of this Corporation (and any other persons to which Delaware law permits this Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to this Corporation. its stockholders, and others.

ARTICLE VII

This corporation reserves the right to adopt, amend, alter, supplement, rescind or repeal in any respect any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute or applicable law, and all rights conferred upon stockholders herein are granted subject to this reservation.

14.

ARTICLE VIII

The Board of Directors may from time to time adopt, amend, alter, supplement, rescind or repeal any or all of the Bylaws of this Corporation without any action on the part of the stockholders; provided, however, that the stockholders may adopt, amend or repeal any Bylaw adopted by the Board of Directors, and no amendment or supplement to the Bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement adopted by the stockholders.

ARTICLE IX

The number of directors of this Corporation shall be set from time to time by resolution of the Board of Directors, subject to the requirements set forth herein.

ARTICLE X

Elections of directors need not be by written ballot unless the Bylaws of this Corporation shall so provide.

ARTICLE XI

Meetings of stockholders may be held within or outside the State of Delaware, as the Bylaws may provide. The books of this Corporation may be kept (subject to any statutory requirements) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this Corporation.

ARTICLE XII

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the aid application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

15.

CERTIFICATE OF AMENDMENT

OF THE

ELEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

EASIC CORPORATION

eASIC Corporation (the “Company”), a corporation organized and existing under the Delaware General Corporation Law (the “DGCL”), does hereby certify:

FIRST: The Eleventh Amended and Restated Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on July 1, 2013.

SECOND: The Board of Directors of the Company (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions approving an amendment to the Company’s Eleventh Amended and Restated Certificate of Incorporation, as follows:

1. The first paragraph of Article IV of the Company’s Eleventh Amended and Restated Certificate of Incorporation shall be amended and restated in its entirety to read as follows:

“The total number of shares of all classes of capital stock, which the Corporation shall have authority to issue, is 2,065,000,000 shares, consisting of 1,575,000,000 shares of Common Stock, with a par value of $0.001 per share (the “Common Stock”), and 490,000,000 shares of Preferred Stock. A total of 40,000,000 shares of the Preferred Stock, par value $0.001 per share, shall be designated the “Series A-1 Non-Convertible Preferred Stock.” A total of 450,000,000 shares of the Preferred Stock, par value $0.001 per share, shall be designated the “Series A-2 Preferred Stock.” The Series A-2 Preferred Stock is referred to hereafter as the “Preferred Stock.”

THIRD: This Certificate of Amendment of the Eleventh Restated Certificate of Incorporation of the Company was duly adopted and approved by the holders of the requisite number of shares of the Company in accordance with Section 228 and 242 of the DGCL.

FOURTH: All other provisions of the Eleventh Amended and Restated Certificate of Incorporation, as amended, as currently on file with the Secretary of State of the State of Delaware, shall remain in full force and effect.

[SIGNATURE PAGE FOLLOWS]

1.

IN WITNESS WHEREOF, EASIC CORPORATION has caused this Certificate of Amendment of the Eleventh Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer as of September 30, 2013.

EASIC CORPORATION

By:	/s/ Ronnie Vasishta
Ronnie Vasishta Chief Executive Officer

2.

CERTIFICATE OF AMENDMENT TO

ELEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

EASIC CORPORATION

eASIC Corporation (the “Company”), a corporation organized and existing under the Delaware General Corporation Law (the “DGCL”), does hereby certify:

FIRST: The Eleventh Amended and Restated Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on July 1, 2013.

SECOND: The Board of Directors of the Company (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions approving an amendment to the Company’s Eleventh Amended and Restated Certificate of Incorporation, as follows:

1. The following paragraph shall be inserted at the beginning of Article IV of the Company’s Eleventh Amended and Restated Certificate of Incorporation:

“Effective immediately upon the filing of this Certificate of Amendment to the Eleventh Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”): (i) each 75 shares of Series A-1 Non-Convertible Preferred Stock outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holder thereof, be converted and reconstituted into one share of Series A-1 Non-Convertible Preferred Stock; (ii) each 75 shares of Series A-2 Preferred Stock outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holder thereof, be converted and reconstituted into one share of Series A-2 Preferred Stock; and (iii) each 75 shares of Common Stock outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holder thereof, be converted and reconstituted into one share of Common Stock. All shares of Series A-1 Non-Convertible Preferred Stock, Series A-2 Preferred Stock and Common Stock (including fractions thereof) held by a holder thereof shall be converted and reconstituted on a certificate-by-certificate basis. For any remaining fraction of a share, the Corporation shall, upon demand and in lieu of issuing a fractional share, pay cash to such holder equal to the product of such fraction multiplied by the fair market value of one share of the respective class or series of capital stock (after giving effect to the foregoing reverse stock split) as determined by the Company’s Board of Directors. Such actions shall be referred to collectively as the “Reverse Split.”

THIRD: This Certificate of Amendment to the Eleventh Amended and Restated Certificate of Incorporation of the Company was duly adopted and approved by the holders of the requisite number of shares of the Company in accordance with Section 228 and 242 of the DGCL.

FOURTH: All other provisions of the Eleventh Amended and Restated Certificate of Incorporation, as amended, as currently on file with the Secretary of State of the State of Delaware, shall remain in full force and effect.

[SIGNATURE PAGE FOLLOWS]

1.

IN WITNESS WHEREOF, EASIC CORPORATION has caused this Certificate of Amendment to the Eleventh Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer as of June 30, 2014.

EASIC CORPORATION

By:	/s/ Ronnie Vasishta
Ronnie Vasishta
Chief Executive Officer

CERTIFICATE OF CORRECTION

OF

CERTIFICATE OF AMENDMENT

TO

ELEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

EASIC CORPORATION

EASIC CORPORATION (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1.	The name of the Corporation is eASIC Corporation.

2.	That a Certificate of Amendment to Eleventh Amended and Restated Certificate of Incorporation of the Corporation was filed on July 2, 2014 with the Secretary of State of the State of Delaware (the “Certificate of Amendment”) and that said Certificate of Amendment requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.	The inaccuracy or defect is that the said Certificate of Amendment was filed in error without the proper authorization of the Corporation.

4.	The Certificate of Amendment is hereby rendered null and void.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed by its Chief Executive Officer as of July 14, 2014.

EASIC CORPORATION

By:	/s/ Ronnie Vasishta
Ronnie Vasishta
Chief Executive Officer

CERTIFICATE OF AMENDMENT TO

ELEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

EASIC CORPORATION

eASIC Corporation (the “Company”), a corporation organized and existing under the Delaware General Corporation Law (the “DGCL”), does hereby certify:

FIRST: The Eleventh Amended and Restated Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on July 1, 2013.

SECOND: The Board of Directors of the Company (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions approving an amendment to the Company’s Eleventh Amended and Restated Certificate of Incorporation, as follows:

1. The following paragraph shall be inserted at the beginning of Article IV of the Company’s Eleventh Amended and Restated Certificate of Incorporation:

“Effective immediately upon the filing of this Certificate of Amendment to the Eleventh Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”): (i) each 75 shares of Series A-1 Non-Convertible Preferred Stock outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holder thereof, be converted and reconstituted into one share of Series A-1 Non-Convertible Preferred Stock; (ii) each 75 shares of Series A-2 Preferred Stock outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holder thereof, be converted and reconstituted into one share of Series A-2 Preferred Stock; and (iii) each 75 shares of Common Stock outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holder thereof, be converted and reconstituted into one share of Common Stock. All shares of Series A-1 Non-Convertible Preferred Stock, Series A-2 Preferred Stock and Common Stock (including fractions thereof) held by a holder thereof shall be converted and reconstituted on a certificate-by-certificate basis. For any remaining fraction of a share, the Corporation shall, upon demand and in lieu of issuing a fractional share, pay cash to such holder equal to the product of such fraction multiplied by the fair market value of one share of the respective class or series of capital stock (after giving effect to the foregoing reverse stock split) as determined by the Company’s Board of Directors. Such actions shall be referred to collectively as the “Reverse Split.”

THIRD: This Certificate of Amendment to the Eleventh Amended and Restated Certificate of Incorporation of the Company was duly adopted and approved by the holders of the requisite number of shares of the Company in accordance with Section 228 and 242 of the DGCL.

FOURTH: All other provisions of the Eleventh Amended and Restated Certificate of Incorporation, as amended, as currently on file with the Secretary of State of the State of Delaware, shall remain in full force and effect.

[SIGNATURE PAGE FOLLOWS]

4.

IN WITNESS WHEREOF, EASIC CORPORATION has caused this Certificate of Amendment to the Eleventh Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer as of August 6, 2014.

EASIC CORPORATION

By:	/s/ Ronnie Vasishta
Ronnie Vasishta
Chief Executive Officer

CORRECTED

CERTIFICATE OF AMENDMENT

OF

ELEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

EASIC CORPORATION

Pursuant to Section 103(f) of the General Corporation Law of the State of Delaware (the “DGCL”), eASIC Corporation, a Delaware corporation (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is eASIC Corporation.

2. A Certificate of Amendment of Eleventh Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Amendment”) was filed with the Secretary of State of the State of Delaware on August 6, 2014, and said Certificate of Amendment requires correction as permitted by subsection (f) of Section 103 of the DGCL.

3. The inaccuracy or defect of the Certificate of Amendment to be corrected is that the Certificate of Amendment, which purpose was to effect a reverse stock split, should have also provided for a corresponding reduction in the total number of authorized shares of capital stock and each class thereof that the Corporation has authority to issue pursuant to Article IV thereof.

4. Accordingly, the Certificate of Amendment is hereby corrected to read in its entirety as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, the Corporation has caused this Corrected Certificate of Amendment to be executed by a duly authorized officer this 30th day of April, 2015.

EASIC CORPORATION

By:	/s/ Ronnie Vasishta
Name:	Ronnie Vasishta
Title:	Chief Executive Officer

Exhibit A

CERTIFICATE OF AMENDMENT TO

ELEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

EASIC CORPORATION

eASIC Corporation (the “Company”), a corporation organized and existing under the Delaware General Corporation Law (the “DGCL”), does hereby certify:

FIRST: The Eleventh Amended and Restated Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on July 1, 2013.

SECOND: The Board of Directors of the Company (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions approving an amendment to the Company’s Eleventh Amended and Restated Certificate of Incorporation, as follows:

1. The following paragraphs shall be inserted at the beginning of Article IV of the Company’s Eleventh Amended and Restated Certificate of Incorporation:

“Effective immediately upon the filing of this Certificate of Amendment to the Eleventh Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”): (i) each 75 shares of Series A-1 Non-Convertible Preferred Stock outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holder thereof, be converted and reconstituted into one share of Series A-1 Non-Convertible Preferred Stock; (ii) each 75 shares of Series A-2 Preferred Stock outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holder thereof, be converted and reconstituted into one share of Series A-2 Preferred Stock; and (iii) each 75 shares of Common Stock outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holder thereof, be converted and reconstituted into one share of Common Stock. All shares of Series A-1 Non-Convertible Preferred Stock, Series A-2 Preferred Stock and Common Stock (including fractions thereof) held by a holder thereof shall be converted and reconstituted on a certificate-by-certificate basis. For any remaining fraction of a share, the Corporation shall, upon demand and in lieu of issuing a fractional share, pay cash to such holder equal to the product of such fraction multiplied by the fair market value of one share of the respective class or series of capital stock (after giving effect to the foregoing reverse stock split) as determined by the Company’s Board of Directors. Such actions shall be referred to collectively as the “Reverse Split.

The total number of shares of all classes of capital stock, which the Corporation shall have authority to issue, is 27,533,334 shares, consisting of 21,000,000 shares of Common Stock, with a par value of $0.001 per share (the “Common Stock”), and 6,533,334 shares of Preferred Stock. A total of 533,334 shares of the Preferred Stock, par value $0.001 per share, shall be designated the “Series A-1 Non-Convertible Preferred Stock.” A total of 6,000,000 shares of the Preferred Stock, par value $0.001 per share, shall be designated the “Series A-2 Preferred Stock.” The Series A-2 Preferred Stock is referred to hereafter as the “Preferred Stock.””

THIRD: This Certificate of Amendment to the Eleventh Amended and Restated Certificate of Incorporation of the Company was duly adopted and approved by the holders of the requisite number of shares of the Company in accordance with Section 228 and 242 of the DGCL.

FOURTH: All other provisions of the Eleventh Amended and Restated Certificate of Incorporation, as amended, as currently on file with the Secretary of State of the State of Delaware, shall remain in full force and effect.